Registration No. 333-140858
As filed with the United States Securities and Exchange Commission on August 14, 2009

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
SOFTBRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	41-2021446
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
800 LaSalle Avenue
Suite 2100
Minneapolis, Minnesota 55402
(Address of Principal Executive Offices, including zip code)
SoftBrands, Inc. 2001 Stock Incentive Plan
(Full title of the plan)
Gregg A. Waldon
800 LaSalle Avenue
Suite 2100
Minneapolis, MN 55402
(612) 851-1500
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Thomas Martin
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-2600

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

SIGNATURES
INDEX TO EXHIBITS

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-140858) (the “Registration Statement”) of SoftBrands, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission on February 23, 2007. The Registration Statement registered 4,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), pursuant to the Company’s 2001 Stock Incentive Plan (the “Plan”).
     On August 13, 2009 (the “Closing Date”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of June 11, 2009, by and among Steel Holdings, Inc., a Delaware corporation (the “Parent”), Steel Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), and the Company, the Merger Sub was merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be issued under the Plan. The Company is filing this Post-Effective Amendment No. 1 to remove and withdraw from registration all shares of Common Stock and any additional securities registered pursuant to the Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 13th day of August, 2009.

SOFTBRANDS, INC.
By:	/s/ Randal B. Tofteland
Randal B. Tofteland
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of August, 2009.

Signature	Title

/s/ Randal B. Tofteland Randal B. Tofteland	President, Chief Executive Officer and Director (principal executive officer)

/s/ Gregg A. Waldon Gregg A. Waldon	Senior Vice President, Chief Financial Officer and Secretary (principal financial and accounting officer)

*	Director
Dann V. Angeloff

*	Director
George H. Ellis

*	Director
John Hunt

*	Director
W. Douglas Lewis

*	Director
Jeffrey J. Vorholt

*	Director
Elaine Wetmore

* By	/s/ Randal B. Tofteland Randal B. Tofteland
As Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.

Exhibit 24.1	Power of Attorney (previously filed as Exhibit 24.1 to the Registration Statement)